Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated October 25, 2021

Relating to Preliminary Prospectus dated October 22, 2021

Registration No. 333-260109

STRÄN
promotional solutions

INVESTOR PRESENTATION

OCTOBER 2021

Background photo shows ponchos produced by Stran for the NYC Marathon, annually since 2013

Forward-Looking Statements and Industry Data

This presentation contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

- our goals and strategies;
- our future business development, financial condition and results of operations;
- expected changes in our revenue, costs or expenditures;
- growth of and competition trends in our industry;
- our expectations regarding demand for, and market acceptance of, our products;
- our expectations regarding our relationships with investors, institutional funding partners and other parties we collaborate with;
- our expectation regarding the use of proceeds from the offering;
- fluctuations in general economic and business conditions in the markets in which we operate;
- relevant government policies and regulations relating to our industry;
- key personnel continuing their employment with us; and
- the duration and impact of the COVID-19 pandemic.

In some cases, you can identify forward-looking statements by terms such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "project" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading "Risk Factors" and elsewhere in the registration statement that we have filed with the SEC. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date on which the statements are made in this presentation, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Although we have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this presentation, whether as a result of new information, future events or otherwise.

Market & Industry Data

This presentation also contains estimates and other statistical data made by independent parties and by us relating to market-size and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk. Neither we nor our affiliates, advisors or representatives makes any representation as to the accuracy or completeness of that data or undertake to update such data after the date of this presentation.

Free Writing Prospectus

We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and this offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, filed on October 7, 2021 is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

Offering Summary

Issuer:	Stran & Company, Inc.
Proposed Exchange / Ticker:	Nasdaq Capital Market / STRN, STRNW
Offering Type:	Underwritten Initial Public Offering
Securities Offered:	Units, each consisting of one share of common stock and a warrant to purchase one share of common stock at 125% of the offering price of the Units
Gross Offering Proceeds (Including Over-Allotment):	Up to $17.25 million
Over-Allotment:	Over-Allotment: 15%
Estimated Offering Price Range:	$4.00 - $5.00 per unit of common stock and accompanying warrant
Pre-Money FD Shares Outstanding:	10,000,000 shares
Anticipated Use of Proceeds:	Acquisitions & partnerships, investments in technology & expanding corporate infrastructure, expansion of sales team & marketing efforts, general working capital & other corporate purposes
Book-Running Managers:	EF Hutton, division of Benchmark Securities, LLC; US Tiger Securities, Inc.
Expected Close:	Q4, 2021

Investment Highlights

Established business **since 1994**

Operating within a **$25 billion growth industry**

Consistent **organic growth** over the past 27 years

Seasoned **owner-led management** team

2020 Annual revenue exceeding **$37 million**

Large **acquisition opportunity** set within highly fragmented industry

Market leader with strong track record and **reputation**

Compelling financial profile: **cash positive and highly scalable model**

Experienced Executive Team



Andrew Stranberg
Co-Founder
Executive Chairman
27+ years

Andrew is the co-founder and current Chairman of Stran. In 1995, he also founded Stran Capital LLC and has since been its CEO. From 1997-2016 he served as Chairman of Stran Technologies which was sold to Corning in 2016. He also formed Stran Maritime LLC, a joint venture with Atlas Maritime Ltd., and served as Office of the Chairman for SFX entertainment from 2012-2014.



Andy Shape
Co-Founder
President & CEO
27+ years

Andy is the co-founder and current CEO & President of Stran. He also serves as a Director for Naked Brand Group, a Nasdaq listed leading intimate apparel & swimwear company. Andy also served as CEO of Long Blockchain Corporation from August 2018 through February 2020. Prior to forming Stran & Company, Andy worked at Copithorne & Bellows Public Relations as an Account Executive covering the technology industry.



Randy Birney
Executive VP
23+ years

Randy is the Executive Vice President of Stran and has been with the company since 1998. His role is focused on business development and strategic vision. In addition to these responsibilities, he is instrumental in managing the day-to-day business of multiple large retailandconsumer-basedprogram accounts.



Chris Rollins
CFO
6+ years

Chris is the CFO. He is a senior financial manager with extensive experience in Fortune 500 and start-up companies. Prior to Stran, Chris was Director of Finance for Toshiba Business Solutions, VP of Finance of Yardi Systems, Controller of Powerhouse Technology, Senior Financial Accountant for Saucony, and Portfolio Accountant for Putnam Investments.

What We Deliver

Comprehensive Program Managers delivering results


PRODUCT PROCUREMENT
01
Provide relevant, creative, & valued products
TECHNOLOGY PLATFORM
02
Cutting Edge technology that drives efficiencies and adds value
GLOBAL DISTRIBUTION
03
Worldwide process & procedure driven solutions
CLIENT SERVICE
04
Manage the day to day programming and servicing of our clients
COMPLIANCE & REPORTING
05
Ensure brand consistancy, product safety, data security, industry regulations,etc
INTEGRATION
06
3rd party intergration, visibility, and more marketing functions under one platform

STRÄN promotional solutions

Stran - History of Our Business

- **1994** – Established November 1994
- **1995** – 1st Promotional Product Sale – Promo PomPoms to the New England Patriots
- **1997** – 1st Fulfillment Project for Converse
- **2001** – Opened 1st warehouse in Somerworth, NH
- **2002** – 1st International eCommerce & distribution program for Fidelity Investments
- **2003** – Engaged by Boston Scientific for a series of international product campaigns
- **2004** – Signed a contract with Keane IT Consulting for our 50th eCommerce store
- **2007** – Established a new Division – StranBeverage
- **2008** – Secured a license to produce NASCAR merchandise
- **2011** – Established relationship with Harte Hanks – utilizing their network of international warehouses
- **2014** – Voted Best Place to Work by ASI
- **2015** – Launched Just-A-Kid B2C program for Powerade
- **2016** – Launched Share-a-Coke B2C program for Coca-Cola
- **2017** – Launched Zoetis Petcare Reward Loyalty Program
- **2018** – Launched national merchandise program for Wahlburgers
- **2019** – Executed US Census promotional campaign
- **2020** – Acquired Wildman Imprints Division
- **2021** – Named to ASI Top 40; Initial Public Offering

Positioned to Deliver Sustainable Value Creation

TAM Opportunity
$387 Billion
Including loyalty, print, promo, tradeshow, packaging*

Industry Specific Market Opportunity
$25 Billion**
Promo Industry alone

Accelerated Revenue Growth
24% CAGR
2017-2020 CAGR

Top Tier Customer Base
30+ Fortune 500 customers
2,000+ total customers

2020 Revenue
$37 million+

Years in Business
27 Years

Number of Employees
65+ employees

Orders Processed Annually
25,000+

Acquisition Experience
$10mm recent acquisition

Profitable Margins
30% gross margin
(2017-2020)
Profitable
(2017-2020)

*See slide 19 for Total Addressable Market (TAM) by specific industry
** https://www.asicentral.com/news/web-exclusive/july-2020/state-of-the-industry-2020

Promotional Products Industry Growth

Most highly regarded form of advertising by recipients

Highest recall rates

Gaining larger share of marketing spend

Creates greater brand awareness

Lowest cost per impression compared to other advertising

Continuous growth (4.96% CAGR from 2009-2019*) because of a shift in advertising and brand recognition spend



4.96% CAGR
26 Billion
24 Billion
22 Billion
20 Billion
18 Billion
16 Billion
14 Billion
0
15.9B
17.4B
18.5B
19.4B
20.5B
21.5B
22.0B
22.9B
23.6B
24.7B
25.8B
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

* https://www.asicentral.com/news/web-exclusive/july-2020/state-of-the-industry-2020/

See page 31 in the appendix for more information on the effectiveness of promotional products.

STRÄN promotional solutions

Industry Fragmentation

With over **23,000 registered distributors, this industry is ripe for consolidation**

Majority of industry players are small with only a few employees

In 2019 the largest player was 4Imprint with over $839 Million in sales – a 3.3% share of the market

In 2019 only 24% of the market was shared amongst the top 50 Distributors; the balance spread between 23,000+ distributors

Requisite technology will drive future consolidation as smaller illiquid players struggle to keep pace

Stran is well positioned as Top 40 player:
Ranked #18 overall and 7th fastest growing in the USA by Print + Promo Magazine,

Ranked # 32 in USA by ASI' Counselor magazine in 2021

Stran has experience and proven success with recent $10mm acquisition

STRÄN

COUNSELOR TOP 40 2021 DISTRIBUTORS

PRINT+PROMO
Top 50 Distributors 2020

7th Fastest Growing

18th Overall Ranking

32nd Overall Ranking

What Makes Stran Different

Name Recognition & Well-Regarded Reputation – people know who we are; both customers and industry professionals. Our visibility is enhanced through routinely speaking at conferences, being published in trade magazines, exhibiting at events, online presence, & referrals

Innovation

consistent focus on evolving our use of technology and our processes to stay ahead of the curve and deliver value

Creativity

bringing ideation and creativity to our clients with both products and comprehensive offerings

We Leverage the

Latest Technology

making it easier for our customers to do business with us through custom developed solutions

Flexibility

ability to shift our focus to meet customer demands; products, pricing, logistics, technology, service, etc...

Global Network of Service Providers

long standing strategic global relationships that allow us to offer our services around the world

Supply Chain

established relationships with factories, suppliers, and logistics companies that allows us to meet the most demanding customer needs – including during a pandemic

Vision and Strategy

Top-down commitment to become the premier leader through organic and acquisition growth strategies

Culture

engaged collaborative culture with a customer first mindset

Leading Technology

Managing over 280 online stores for our customers

Invested millions of dollars into custom technology development over the past 7 years

Proprietary e-Commerce solution built on Magento 2.0

Our technology makes it easier for customers to do business with us

Makes customers sticky - they depend on our technology

Implementation of Oracle NetSuite - Q1, 2022 launch

Allows for scalability

Creates efficiencies in order process

Magento™

ORACLE NETSUITE


WELCOME
T-SHIRT


Intranet/ Extranet Portals
Digital Asset Management
STRÄN
Magento Commerce
CRM
ERP
Reports & Big Data Analytics
Payment Gateways
External Applications (Proprietary, Custom, Open Source)
Social Collaboration

STRÄN promotional solutions

Driving a Competitive Flywheel Effect


More Services
More Efficiencies
Incremental Exposure to More Buyers
More Value Delivered by Stran
Increased Customer Spend


Fishers Island Lemonade

STRÄN
promotional solutions

Competitive Analysis

	STRÄN promotional solutions	Online e-Retailers	Franchise Model	Large & Inflexible	Not Core Offering	Small Mom & Pop
Focus on Service	✓	✗	✓	✗	✗	✓
Creativity & Innovation	✓	✗	✗	✓	✗	✗
Flexible & Nimble	✓	✗	✗	✗	✗	✓
Customer Specific Technology	✓	✗	✗	✗	✗	✗
Clear Strategy	✓	✓	✗	✓	✗	✗
Program Managers	✓	✗	✗	✓	✓	✗
Financial Strength & Scalabiltiy	✓	✓	✓	✓	✓	✗

Blue-Chip Client Base

Growth Strategy

More Existing Client Pentration

More New Client Development

More Offerings/Solutions

Innovative Technology Solutions

More Acquisitions

Merger & Acquisition Opportunity

- Add geographic balance with a focus on acquiring a company in the branded merchandise space based in the Western US in the $5mm-$10mm Revenue range (Texas, California, Colorado, Oregon, Washington State)

- Add additional smaller promotional companies in the $2mm-$5mm revenue range who lack the programmatic capabilities but have a min of 30% gross margins and comparable or improved profitability

- Add businesses with complementary offerings to increase Stran's portfolio of services and depth of expertise in these additional industries:
  - Packaging
  - Loyalty & Incentives
  - Decorators (Screen Print, Embroidery, Direct-To-Garment, Transfers etc)
  - Event/Tradeshow Service providers

STRÄN promotional solutions


TRULY
HARD SELTZER

Demonstrated M&A Success

Transaction with Wildman Imprints closed September 26th, 2020

Structured as an Asset Purchase Agreement

New Office located in Warsaw, Indiana

Approximately 120 programs and over 1400 total customers accounts

2019 revenue in excess of $10 million

Purchased existing inventory of approximately $650,000 (majority with customer guarantees)

3-year earn out as consideration.
- Year 1; pay 15% of gross profit
- Year 2-3; pay 30% of gross profit


Stran Sales
35 Million
Combination Sales
45 Million
Wildman Sales
10 Million

Incremental Revenue Opportunities

Packaging
$180 B

Loyalty
$90 B

Print
$75 B

Promotional
$25 B

Tradeshow
$17 B


USA Industry Market Size
$387 Billion + TAM
(Total Addressable Market)

References:
Loyalty Industry: Incentive Marketing Association
Print Industry: Ibis World
Promotional Industry: Advertising Specialties Institute
Tradeshow Industry: MarketingCharts.com
Packaging Industry: Statista

Already in these spaces	Have established business relationships already in place	Capabilities to add these offerings to our tech stack	Ability to cross sell to current customer base to drive incremental revenue	Creates stickiness as one stop shop where Stran adds even more value	Capitalizing on industry disruption by using technology to our advantage

Financial Highlights

Accelerated Revenue CAGR:
24% CAGR 2017-2020

2020 Profitable Revenue:
$37MM + Profitable Revenue

Strong gross margins:
Consistent 30% avg gross margin

Sticky customer base
Over 30+ Fortune 500 customers

Over 280 online stores
managed by Stran

Successful Acquisition
Completed / Integrated $10mm acquisition

STRÄN promotional solutions


strän
www.stran.com

Accelerated Growth & Steady Gross Margin

Gross Profit has remained steady with growth

Ability to increase Margin even further with additional scale and more rebates

---

More value-added services demand higher margins

2017-2020, 24% CAGR



Revenue CAGR 24%
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
0
$19.8M
30.3%
$5.9M
$24.1M
30.4%
$7.3M
$30.3M
29.6%
$8.9M
$37.7M
30.4%
$11.4M
2017
2018
2019
2020
REVENUE
GROSS PROFIT

*Dollars in Millions

STRÄN promotional solutions

Long-Term, Consistent Revenue Growth


$45,000,000
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
0
$ 37.7 M
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

*Dollars in Millions

STRÄN promotional solutions

Use of Funds

Use of proceeds to accelerate the growth of Stran


20%
25%
40%
15%

- 25% for acquisitions and partnerships.
- 20% for investments in technology and expanding corporate infrastructure.
- 40% for general working capital and other corporate purposes.
- 15% for expansion of sales team and marketing efforts.

STRÄN promotional solutions



Investment Highlights

Established business **since 1994**

Operating within a **$25 billion growth industry**

Consistent **organic growth** over the past 27 years

Seasoned **owner-led management** team

2020 Annual revenue exceeding **$37 million**

Large **acquisition opportunity** set within highly fragmented industry

Market leader with strong track record and **reputation**

Compelling financial profile: **cash positive and highly scalable model**


STRÄN
Stran Promotional Solutions
2 Heritage Drive, Suite 600.
Quincy, MA 02171
www.stran.com

Case Study - New York Runners















Transactional Opportunities	Launched Rising NYRR	Staff & Employee Uniforms	Member Plus Mailings	NYRR Striders & Team For Kids	NYRR Open Run	NYRR Virtual Racing
2017	2018	2018	2018	2019	2020	2021
$400,000 Marathon Poncho Order	National Rewards & Incentive Program $1.2mm annually	Launched site that distributed uniforms for staff	Direct mail campaign that sends rewards to NYRR members	Executed production, distribution, fulfilment for additional initiatives	Distributed products and commnication to runners worldwide	Helped launch virtual program that sends gifts to participants

STRÄN
promotional solutions

Case Study - Wahlburgers

wahlburgers



WAHL GEAR









Transactional Opportunities	Executed Contract	Launched Retail Site	Merchandised for franchises	Launched franchise site	Provided PPE	Launched Uniform Program
2017	**2018**	**2018**	**2018**	**2019**	**2020**	**2021**
$100,000 in product sales	Opportunity to provide multiple products/ services	Launched direct to consumer website	Developed custom product line and in-store displays for onsite franchise sales	Launched B2B site for franchises to order Wahlgear merchandise	Provide PPE masks, sanitizers, signage for WB retail locations	Launched uniform program for employees & staff of all locations

STRÄN promotional solutions

Case Study - Zoetis

zoetis


ZOETIS PETCARE REWARDS



ZOETIS PETCARE REWARDS

K•9 COURAGE





Executed Contract	Executed MZR Initiatives	Launched POP Program	Launched K-9 Courage	Years 2 Growth	Years 3 Growth
2017	2017	2018	2018	2019	2020
Opportunity to provide multiple products/ services	$100,000 in product sales	100,000 cards issued 50,000 reloads $2mm in cards funded $250K in total revenue	Charitable donations program supporting retired police & military dogs	200,000 cards issued 100,000 reloads $9mm in cards funded $1.1mm in total revenue	300,000 cards issued 200,000 reloads $15mm in cards funded $1.3mm in total revenue

STRÄN promotional solutions

Appendix

Management Team



Andrew Stranberg
Executive Chairman



Andy Shape
President & CEO



Randy Birney
Executive Vice President



Chris Rollins
Chief Financial Officer



Rachels Levin
Director of Strategic Accounts



Nick Seagers
Director of Operations



Howie Turkenkopf
VP of Marketing



Laura Woodward
Director of HR

Industry Value Proposition

Promotional Products and Branded Merchandise is the only form of advertising that has the potential to connect with all five senses. This drives a deeper connection and bond between the brand and its audience.

Promotional products are the most **highly regarded** form of advertising



PROMOTIONAL PRODUCTS
1
NEWSPAPER
2
RADIO
3
MAGAZINE
4
TELEVISION
5
INTERNET
6
MOBILE
7

Ranking from most liked to least liked

United States / Longevity



40%

of consumers who own **promo products** report that they have **kept some for more than**

10 years.

United States / Behaviors



23%

Nearly **one-quarter** (23%) of consumers reported that they **PURCHASED a promotional product** in the last year.

The World Remembers

85%



of promo products recipients remember the advertiser **worldwide.**

Recall is highest for apparel items, as **85%** recall the advertisiter that gave them a shirt or hat

Business Relationships & Associations

Technology
- Magento
- ORACLE NETSUITE
- shopify
- Web Jaguar

Industry Associations
- asi
- PPAI
- facilisgroup
- NEPPA
- SAAGNY

Fulfillment
- HARTE HANKS
- profill
- PROPACK

Print & Packaging
- Co/Efficient
- HARTE HANKS
- SPIRE
- SUPERIOR PACKAGING FINISHING
- BOXUP

Loyalty & Payments
- POWER2MOTIVATE
- Global Reward Solutions
- CarltonOne ENGAGEMENT
- onbe
- razz

Global Network of Service Providers


INFINITY INC
VERTICAS
HARTE HANKS
365 SOURCE
CUSTOM WORLD
CDG
BR PROP
Servicios Ilimitados
SOLUCION POP
merchandising
Concept Partners

Organic Growth

Direct Sales
Continue to build out sales team to uncover new opportunities and build relationships

Convert Transactional Customers to Program Customers
A large portion of our revenue is derived from program business, only a small portion of customers are considered programmatic.

Marketing efforts & Social Media
Continue to build sales and marketing tools and campaigns to promote Stran; including Social Media (over 8,800 Instagram followers) and other alternative platforms.

Search Engine Optimization and Inbound Marketing
Implemented HubSpot Inbound Marketing and will continue to deliver content and data to drive interest in Stran.

Tradeshows and Events
Identify and exhibit at appropriate shows and events. Exhibited at ProcureCon, NBWA, ExhibitorLive with success among other events.

Extend Network of Service Providers
Identify and approach additional printers, fulfillment companies, agencies, and other companies in synergistic industries to sell into their customer base.

Referrals
Continue to promote customer referrals by offering Stran's own loyalty and customer incentive program.

Comprehensive Capabilities & Offerings

Creative Ideation & Product Development

Robust Product Sourcing & Established Supply Chain

Feature Rich Technology Solutions for both B2B and B2C application

Global Fulfillment & Distribution

Digital Print on Demand, Direct Mail, & Print Management

Tradeshow & Event Assets Management

Custom Speciality & Retail Packaging

Loyalty, Incentive, & Rewards Programs